Exhibit 8

ESCROW AGREEMENT

FOR

CONTINGENT SECURITIES OFFERING

THIS ESCROW AGREEMENT, effective as of _________________, (“Escrow Agreement”), is by, between and among North Capital Private Securities Corporation, a Delaware Corporation, located at 623 E Ft. Union Blvd, Suite 101, Salt Lake City, UT 84047 (“NCPS”); North Capital Investment Technology Cortporation (“Portal”), a Delaware Corporation, located at 623 E Ft. Union Blvd, Suite 101, Salt Lake City, UT 84047; The Kingdom Trust Company (“TKTC”), a South Dakota trust company, located at 1105 State Route 121 North, Suite B, Murray, Kentucky 42071, as Escrow Agent hereunder (“Escrow Agent”); and WorthPoint Corporation, a a Delaware Corporation (“Issuer”) located at  5 Concourse Pkwy - Suite 2850 - Atlanta, GA 30328.

SUMMARY

A. Issuer has engaged NCPS and PORTAL to offer for sale on its affiliated intermediary platform up to $5,000,000 of securities (the “Securities”) on a “best efforts” basis, pursuant to an offering document or registration statement.

B. In accordance with the Offering Document, subscribers to the Shares (the “Subscribers” and individually, a “Subscriber”) will be required to submit full payment for their respective investments at the time they enter into subscription agreements.

C. In accordance with the Offering Document, all payments in connection with subscriptions for Shares shall be sent directly to the Escrow Agent, and Escrow Agent has agreed to accept, hold, and disburse such funds deposited with it thereon in accordance with the terms of this Escrow Agreement.

D. In order to establish the escrow of funds and to effect the provisions of the Offering Document, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. In addition to the terms defined above, the following terms shall have the following meanings when used herein:

“Business Days” shall mean days when banks are open for business in the State of Delaware.

“Cash Investment” shall mean the number of Shares to be purchased by any Subscriber multiplied by the offering price per Share as set forth in the Offering Document.

“Cash Investment Instrument” shall mean a check, money order or similar instrument, made payable to or endorsed to Escrow Agent in the manner described in Section 3(c) hereof, in full payment for the Shares to be purchased by any Subscriber.

“Escrow Funds” shall mean the funds deposited with the Escrow Agent pursuant to this Escrow Agreement.

“Expiration Date” means the date so designated on Exhibit A.

“Initial Closing Amount” shall mean the number Shares so designated on Exhibit A hereto.

“Initial Closing Notice” shall mean a written notification, signed by NCPS and/or PORTAL, pursuant to which the NCPS and/or PORTAL shall represent (1) that subscriptions for the Initial Closing Amount have been received, (2) that, to the best of NCPS's and/or PORTAL’s knowledge after due inquiry and review of its records, Cash Investment Instruments in full payment for that number of Shares equal to or greater than the Initial Closing Amount have been received, deposited with and collected by Escrow Agent, (3) and that such subscriptions have not been withdrawn, rejected or otherwise terminated, and (4) that the Subscribers have no statutory or regulatory rights of rescission without cause or all such rights have expired.

“Subscription Accounting” shall mean an accounting of all subscriptions for Shares received and accepted by NCPS and/or PORTAL as of the date of such accounting, indicating for each subscription the Subscriber’s name, social security number and address, the number and total purchase price of subscribed Securities, the date of receipt by NCPS and/or PORTAL of the Cash Investment Instrument, and notations of any nonpayment of the Cash Investment Instrument submitted with such subscription, any withdrawal of such subscription by the Subscriber, any rejection of such subscription by NCPS and/or PORTAL, or other termination, for whatever reason, of such subscription.

2. Appointment of and Acceptance by Escrow Agent. Issuer, NCPS and PORTAL hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby accepts such appointment in accordance with the terms of this Escrow Agreement.

3. Deposits into Escrow.

a. All Cash Investment Instruments shall be delivered directly to the Escrow Agent for deposit into the Escrow Account described on Exhibit A hereto. Each such deposit shall be accompanied by the following documents:

(1) a report containing such Subscriber’s name, social security number or taxpayer identification number, address and other information required for withholding purposes;

(2) a Subscription Accounting; and

(3) written instructions regarding the investment of such deposited funds in accordance with Section 6 hereof.

ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY ESCROW AGENT OR BY JUDGMENT OR CREDITORS' CLAIMS AGAINST ISSUER UNTIL RELEASED OR ELIGIBLE TO BE RELEASED TO ISSUER IN ACCORDANCE WITH SECTION 4(a) HEREOF.

b. NCPS, PORTAL and Issuer understand and agree that all Cash Investment Instruments received by Escrow Agent hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, Escrow Agent shall process each Cash Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Section 4 hereof. If, upon presentment for payment, any Cash Investment Instrument is dishonored, Escrow Agent’s sole obligation shall be to notify NCPS and/or PORTAL of such dishonor and to return such Cash Investment Instrument to the Investor should Escrow Agent have Investor information sufficient to effect such a return or to NCPS or PORTAL should sufficient Investor information be unavailable. Notwithstanding the foregoing, if for any reason any Cash Investment Instrument is uncollectible after payment or disbursement of the funds represented thereby has been made by Escrow Agent, Issuer shall immediately reimburse Escrow Agent upon receipt from Escrow Agent of written notice thereof.

Upon receipt of any Cash Investment Instrument that represents payment of an amount less than or greater than the Cash Investment, Escrow Agent's sole obligation shall be to notify Issuer and NCPS or PORTAL, depending upon the source of the of the Cash Investment Instrument, of such fact and to return such Cash Investment Instrument to the Investor should Escrow Agent have Investor information sufficient to effect such a return or to NCPS or PORTAL should sufficient Investor information be unavailable.

c. All Cash Investment Instruments shall be made payable to the order of, or endorsed to the order of, “TKTC / WorthPoint-Escrow Account,” and Escrow Agent shall not be obligated to accept, or present for payment, any Cash Investment Instrument that is not payable or endorsed in that manner.

4. Disbursements of Escrow Funds.

a. Completion of Initial Closing. Subject to the provisions of Section 10 hereof, Escrow Agent shall pay to Issuer the liquidated value of the Escrow Funds, by Automated Clearing House (“ACH”), no later than one (1) business day following receipt of the following documents:

(1) An Initial Closing Notice;

(2) Subscription Accounting Spreadsheet substantiating the sale of the Initial Closing Amount and maintained by the sponsor;

(3) Instruction Letter (as defined below); and

(4) Such other certificates, notices or other documents as Escrow Agent shall reasonably require.

The Escrow Agent shall disburse the Escrow Funds by ACH from the Escrow Account in accordance with joint written instructions signed by both the Issuer, NCPS and PORTAL as to the disbursement of such funds (the “Instruction Letter”) in accordance with this Section 4(a). Notwithstanding the foregoing, Escrow Agent shall not be obligated to disburse the Escrow Funds to Issuer if Escrow Agent has reason to believe that (a) Cash Investment Instruments in full payment for that number of Securities equal to or greater than the Initial Closing Amount have not been received, deposited with and collected by the Escrow Agent, or (b) any of the certifications and opinions set forth in the Initial Closing Notice are incorrect or incomplete.

After the initial disbursement of Escrow Funds to Issuer pursuant to this Section 4(a), Escrow Agent shall pay to Issuer any additional funds received with respect to the Securities, by ACH, no later than one (1) business day after receipt of a letter of instruction as set forth above.

It is understood that any ACH transaction must comply with U. S. laws and NACHA rules. However, TKTC is not responsible for errors in the completion, accuracy, or timeliness of any transfer properly initiated by TKTC in accordance with joint written instructions occasioned by the acts or omissions of any third party financial institution or a party to the transaction, or the insufficiency or lack of availability of your funds on deposit in an external account.

b. Rejection of Any Subscription or Termination of the Offering. No later than three (3) business days after receipt by Escrow Agent of written notice (i) from Issuer that the Issuer intends to reject a Subscriber’s subscription, (ii) from Issuer, NCPS or PORTAL that there will be no closing of the sale of Securities to Subscribers, (iii) from any federal or state regulatory authority that any application by Issuer to conduct a banking business has been denied, or (iv) from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and has remained in effect for at least twenty (20) days, Escrow Agent shall pay to the applicable Subscriber(s), by ACH , the amount of the Cash Investment paid by each Subscriber.

c. Expiration of Offering Period. Notwithstanding anything to the contrary contained herein, if Escrow Agent shall not have received an Initial Closing Notice on or before the Expiration Date, Escrow Agent shall, within three (3) business days after such Expiration Date and without any further instruction or direction from NCPS, PORTAL or Issuer, return to each Subscriber, by ACH, the Cash Investment made by such Subscriber.

5. Suspension of Performance or Disbursement Into Court. If, at any time, (i) there shall exist any dispute between NCPS, PORTAL, Issuer, Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or (ii) if at any time Escrow Agent is unable to determine, to Escrow Agent’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) if NCPS, PORTAL and Issuer have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its reasonable discretion, take either or both of the following actions:

a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to NCPS, PORTAL, Issuer, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

6. Investment of Funds. Escrow Agent will not commingle Escrow Funds received by it in escrow with funds of others and shall not invest such Escrow Funds. The Escrow Funds will be held in a non-interest bearing account.

7. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the NCPS, PORTAL and the Issuer specifying a date when such resignation shall take effect. Upon any such notice of resignation, the NCPS, PORTAL and Issuer jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8. Liability of Escrow Agent.

a. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation the Offering Document. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Issuer, NCPS, PORTAL or any Subscriber. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Offering Document, or to appear in, prosecute or defend any such legal action or proceeding. Without limiting the generality of the foregoing, Escrow Agent shall not be responsible for or required to enforce any of the terms or conditions of any subscription agreement with any Subscriber or any other agreement between Issuer, NCPS, PORTAL and/or any Subscriber. Escrow Agent shall not be responsible or liable in any manner for the performance by Issuer or any Subscriber of their respective obligations under any subscription agreement nor shall Escrow Agent be responsible or liable in any manner for the failure of Issuer, NCPS, PORTAL or any third party (including any Subscriber) to honor any of the provisions of this Escrow Agreement. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the reasonable opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

b. The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its reasonable discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Notwithstanding the foregoing, the Escrow Agent shall provide the Issuer, NCPS and PORTAL with immediate notice of any such court order or similar demand and the opportunity to interpose an objection or obtain a protective order.

9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Issuer shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Issuer, PORTAL or NCPS, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Issuer. The obligations of Issuer under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

10. Compensation to Escrow Agent.

a. Fees and Expenses. Issuer shall compensate Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable pre-approved out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Exhibit A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by Issuer upon demand by Escrow Agent. The obligations of Issuer under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

b. Disbursements from Escrow Funds to Pay Escrow Agent. The Escrow Agent is authorized to and may disburse from time to time, to itself or to any Indemnified Party from the Escrow Funds (but only to the extent of Issuer’s rights thereto), the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 9 hereof). Escrow Agent shall notify Issuer of any disbursement from the Escrow Funds to itself or to any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Issuer copies of all related invoices and other statements.

c. Security and Offset. Issuer hereby grants to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds (to the extent of Issuer’s rights thereto) to secure all obligations hereunder, and Escrow Agent and the Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds (to the extent of Issuer’s rights thereto.) If for any reason the Escrow Funds available to Escrow Agent and the Indemnified Parties pursuant to such security interest or right of offset are insufficient to cover such compensation and reimbursement, Issuer shall promptly pay such amounts to Escrow Agent and the Indemnified Parties upon receipt of an itemized invoice.

11. Representations and Warranties.

a. Each of NCPS, PORTAL and Issuer respectively makes the following representations and warranties to Escrow Agent:

(1) It is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

(2) This Escrow Agreement has been duly approved by all necessary corporate action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement, enforceable in accordance with its terms.

(3) The execution, delivery, and performance of this Escrow Agreement will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization or bylaws, operating agreement or other organizational documents, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject. The execution, delivery and performance of this Escrow Agreement is consistent with and accurately described in the Offering Document as set forth in Sections 4(b) and 4(c) hereof, has been properly described therein.

(4) It hereby acknowledges that the status of Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby represents and covenants that no representation or implication shall be made that the Escrow Agent has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investment therein and that the name of the Escrow Agent has not and shall not be used in any manner in connection with the offer or sale of the Securities other than to state that the Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein.

(5) All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any deposit to or disbursement from the Escrow Funds.

b. Issuer further represents and warrants to Escrow Agent that no party other than the parties hereto and the prospective Subscribers have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

c. NCPS and PORTAL further represent and warrant to Escrow Agent that the deposit with Escrow Agent by NCPS and/or PORTAL of Cash Investment Instruments pursuant to Section 3 hereof shall be deemed a representation and warranty by NCPS and/or PORTAL that such Cash Investment Instrument represents a bona fide sale to the Subscriber described therein of the amount of Securities set forth therein, subject to and in accordance with the terms of the Offering Document.

12. Identifying Information. Issuer, PORTAL and NCPS acknowledge that a portion of the identifying information set forth on Exhibit A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”). To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

13. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the State of Delaware shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the Circuit Court in and for State of Delaware shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

14. Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Exhibit A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Exhibit A hereto, or to such other address as each party may designate for itself by like notice.

15. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by NCPS, Issuer and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

16. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

17. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

18. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Funds.

19. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of NCPS, PORTAL, Issuer and Escrow Agent.

20. Execution in Counterparts. This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement.

21. Termination. Upon the first to occur of the disbursement of all amounts in the Escrow Funds or deposit of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

THIS SPACE INTENTIONALLY LEFT BLANK

22. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Issuer and become pecuniary interested in any transaction in which the Issuer may be interested, and contract and lend money to the Issuer and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Issuer or any other entity.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

Issuer: WorthPoint Corporation

By:
Printed Name: Will Seippel
Title: CEO

Portal: North Capital Investment Technology Corporation

By:
Printed Name: James P. Dowd
Title: CEO & Managing Director

North Capital Privates Securities Corporation

By:
Name: James P. Dowd
Title: CEO & Managing Director

The Kingdom Trust Company, as Escrow Agent

By:
Name: Charles “Bo” Ives
Title: President

EXHIBIT A

1. Definitions.	“Initial Closing Amount” means $750,000 (including offline investments).

“Expiration Date” means twelve months from the effective date of this Agreement.

2. Wire Instructions For The Kingdom Trust Company

(a) Domestic	Institution: Branch Banking & Trust Company
ABA: 083900680
Account Name: The Kingdom Trust Company
Account Number: 0005185842179
FFC:

(Instructions should be requested from TKTC prior to any international wire is initiated.)

3. Escrow Agent Fees.

Escrow Administration Fee:	$500.00 per crowd funding sub account
Out-of-Pocket Expenses:	Billed at cost
Check Disbursements:	$10.00 per check
Transactional Costs:	$100.00 for each additional escrow break
Wire Disbursements:	$30.00 per domestic wire
$45.00 per international wire

The Acceptance Fee and the Annual Escrow Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Extraordinary fees are payable to the Escrow Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

4. Notice Addresses.

If to Issuer at:	WorthPoint Corporation
Concourse Pkwy Suite 2850
Atlanta, GA 30328
ATTN: Will Seippel
Telephone: 404-931-7916
E-mail: will.seippel@worthpoint.com

If to NCPS at:	North Capital Private Securities Corp
623 E Ft. Union Blvd, Suite 101
Salt Lake City, UT 84047
ATTN: James P Dowd
Telephone: (415) 315-9916
E-mail: jdowd@northcapital.com

If to PORTAL at:	North Capital Private Securities Corp
623 E Ft. Union Blvd, Suite 101
Salt Lake City, UT 84047
ATTN: James P Dowd
Telephone: (415) 315-9916
E-mail: jdowd@northcapital.com

If to the Escrow
Agent at:	The Kingdom Trust Company
1105 State Route 121 North, Suite B
Murray, KY 42071
ATTN: Charles “Bo” Ives
Telephone: (270) 226-1019
E-mail: cives@kingdomtrustco.com